Exhibit 23














                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Carpenter Technology Corporation and subsidiaries on Form S-8 and S-3 (File No. 2-83780, 2-81019, 2-60649, 33-42536, 33-51613 and 33-54045) of our reports dated
July 26, 1994 on our audits of the consolidated financial statements and financial statement schedules of Carpenter Technology Corporation and subsidiaries as of June 30, 1994 and 1993, for the years ended June 30, 1994, 1993 and 1992, which reports are included or incorporated by reference in this Annual Report on Form 10-K.



s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 27, 1994